EXHIBIT (a)(1)(xv)

Email To Certain
Entercom Communications Corp. Option Holders,
transmitted on June 23, 2006

Dear Entercom Employee:

        Entercom Communications Corp. (the "Company") has received comments from the U.S. Securities and Exchange Commission ("SEC") with respect to the Company's Offer to Exchange Certain Outstanding Options For Shares of Restricted Class A Common Stock (the "Offer to Exchange") that was delivered to you on or about June 5, 2006. As a result of these comments, the Company has revised the disclosures contained in the Offer to Exchange. A revised Offer to Exchange is attached to this email and is intended to supersede the version previously delivered to you. The following is a summary of the revisions made to the Offer to Exchange:

            •     The disclosure on the first page and in Section 1 of the Offer to Exchange has been revised to clarify that the Company will issue the Restricted Stock to Eligible Participants who elect to participate in the Offer to Exchange promptly following the expiration of the Offer to Exchange.

            •     The disclosure on page 17 of the Offer to Exchange has been revised to disclose that you may withdraw your options elected for exchange after the expiration of the Offer to Exchange if the Company has not provided notice that it has accepted your options elected for exchange by August 2, 2006.

            •     The disclosure on page 18 has been revised to indicate that if the Company accepts your Eligible Options the Company will provide you with a letter informing you of the Company's acceptance of your election to participate in the Offer to Exchange and of your right to receive shares of Restricted Stock in accordance with the terms of the Offer to Exchange.

            •     The disclosure on pages 18 and 19 has been revised to clarify that the Company may only terminate the Offer to Exchange upon the failure of a condition and to clarify the conditions in which the Company will not be required to accept Eligible Options elected for exchange or in which it may terminate or amend the Offer to Exchange, or postpone its acceptance and cancellation of any Eligible Options elected for exchange and to clarify the extent to which information will be provided to you in such an event.

            •     The disclosure in the first paragraph of Section 13 on page 25 has been revised to refer to "material" rather than "certain" tax consequences of the Offer to Exchange.

        Additionally, we have prepared a Supplement to the Offer to Exchange (the "Supplement") which contains certain summary financial information about the Company. The Supplement is also attached to this email.

        Finally, the SEC noted that the Election to Exchange Form contains an acknowledgement that you have "read" the Offer to Exchange. By this email, the Company hereby confirms to you that it will not assert that your acknowledgement that you have read the Offer to Exchange constitutes a waiver of any liability of the Company.

        If you have previously submitted a completed Election to Exchange Form and you still desire to participate, no further action is required.

        If you have previously submitted a completed Election to Exchange Form and you now desire to withdraw your election, you must complete notice of withdrawal and return it to John C. Donlevie, Executive Vice President, Secretary and General Counsel, at Entercom Communications Corp. before 5:00 P.M. Eastern Daylight Time, on Thursday July 6, 2006, unless the Offer to Exchange is extended.

        If you desire to participate but have not yet completed and submitted an Election to Exchange Form, the Company reminds you that your Election to Exchange Form must be received by the

Company no later than 5:00 P.M., Eastern Daylight Time, on Thursday July 6, 2006, unless the Offer to Exchange is extended.

Very Truly Yours,

[                        ]

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We are filing the revised Offer to Exchange and the Supplement with the SEC today. You will be able to obtain them free of charge from the Investors section of Entercom's website at www.entercom.com/pages/investors.html and from the SEC's website at www.sec.gov. You should carefully read the attached Offer to Exchange, the Supplement as well as the related materials that we previously provided to because they contain important information. This email does not itself constitute an offer to exchange, buy or sell stock options or Entercom's common stock and is being sent to you for informational purposes only.